As filed with the Securities and Exchange Commission on June 23, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nexstar Media Group, Inc.

(Exact name of Registrant as Specified in Its Charter)

NEXSTAR MEDIA GROUP, INC. 2026 LONG-TERM OMNIBUS INCENTIVE PLAN

TEGNA INC. 2020 OMNIBUS INCENTIVE COMPENSATION PLAN

(Full title of the plans)

Delaware	000-50478	23-3083125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 E. John Carpenter Freeway, Suite 700 Irving, Texas (Address of Principal Executive Offices)		75062 (Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 373-8800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

NEXSTAR MEDIA GROUP, INC. 2026 LONG-TERM OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On March 19, 2026, Nexstar Media Group, Inc. (the “Company”) completed its previously announced acquisition of TEGNA Inc. (“TEGNA”) pursuant to the Agreement and Plan of Merger, dated as of August 18, 2025 (the “Merger Agreement”), by and among the Company, Teton Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and TEGNA. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into TEGNA, with TEGNA surviving the Merger as a wholly-owned subsidiary of the Company (the “Merger”).

In connection with the Merger, each TEGNA time-based restricted stock unit granted on or after August 18, 2025 and outstanding immediately prior to the effective time of the Merger was converted into a time-based restricted stock unit award in respect of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), based on the Merger consideration and the terms of the Merger Agreement (such awards, the “Assumed Awards”), pursuant to the TEGNA Inc. 2020 Omnibus Incentive Compensation Plan (the “TEGNA Plan”).

On June 16, 2026, at its Annual Meeting of Stockholders (the “Meeting”), the stockholders of the Company approved the Nexstar Media Group, Inc. 2026 Long-Term Omnibus Incentive Plan (the “2026 Plan”). The 2026 Plan replaces the Nexstar Media Group, Inc. 2019 Long-Term Equity Incentive Plan (the “2019 Plan”), and no future awards will be made under the 2019 Plan.

The Company has filed this Registration Statement on Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of 3,058,400 shares of Common Stock, par value $0.01 per share, of the Company pursuant to the 2026 Plan, consisting of (i) 2,300,000 shares newly authorized under the 2026 Plan, (ii) 217,783 shares that were available for future grants under the 2019 Plan as of the effective date of the 2026 Plan and became available for issuance under the 2026 Plan, (iii) 377,667 shares of Common Stock that may again become available for delivery with respect to awards under the 2026 Plan pursuant to the share counting, share recycling and other terms and conditions of the 2026 Plan, and (iv) 162,950 shares of Common Stock pursuant to the Assumed Awards outstanding under the TEGNA Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Item 2.	Registrant Information and Employee Plan Annual Information. *

*

The documents containing the information specified in Part I will be delivered in accordance with Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the SEC, are incorporated in this Registration Statement by reference:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 (filed with the SEC on February 27, 2026);

(b)	the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2026 (filed with the SEC on May 8, 2026);

(c)

the Company’s Current Reports on Form 8-K or Form 8-K/A filed with the SEC on February 3, 2026, March 20, 2026 (other than Item 7.01) (SEC Accession No. 0001142417-26-000004), March 30, 2026, April 2, 2026, May 1, 2026, May 7, 2026, June 4, 2026, and June 16, 2026.

(d)

the portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2026, that are incorporated by reference into Part III of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025; and

(e)

the description of the Company’s Common Stock, $0.01 par value per share, contained in Exhibit 4.8 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The common stock being registered hereunder has been registered pursuant to Section 12 of the Exchange Act and a description of the common stock is contained in the Exchange Act registration statement which has been filed with the SEC.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good-faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who was, is or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good-faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or such other court deems proper. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such officer or director against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

Article VII of the Company’s amended and restated certificate of incorporation provides for the indemnification of directors and officers to the fullest extent permissible under Delaware law.

The indemnification rights set forth above are not exclusive of any other right that an indemnified person may have or hereafter acquire under any statute, provision of the Company’s amended and restated certificate of incorporation, its amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Company maintains a directors’ and officers’ liability insurance policy to insure its directors and officers against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1

Certificate of Amended and Restated Certificate of Incorporation of Nexstar Media Group, Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K (File No. 000-50478) filed by Nexstar Media Group, Inc. with the SEC on June 21, 2023).

4.2

Second Amended and Restated Bylaws of Nexstar Media Group, Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K (File No. 000-50478) filed by Nexstar Media Group, Inc. with the SEC on January 30, 2023).

4.3	Nexstar Media Group, Inc. 2026 Long-Term Omnibus Incentive Plan, incorporated by reference to Appendix A to the 2026 proxy statement filed April 30, 2026.

5.1	Opinion of Kirkland & Ellis LLP.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of the Company.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of TEGNA Inc.

23.3	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).
107.1	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on June 23, 2026.

NEXSTAR MEDIA GROUP, INC.

By:	/s/ Perry A. Sook
	Name:	Perry A. Sook
	Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Perry A. Sook, Lee Ann Gliha and Elizabeth Ryder, and each of them individually, with full power of substitution and resubstitution, his or her true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 23, 2026.

Signature	Title

/s/ Perry A. Sook Perry A. Sook	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Lee Ann Gliha	Executive Vice President and Chief Financial Officer
Lee Ann Gliha	(Principal Financial and Accounting Officer)

/s/ Geoff Armstrong	Director
Geoff Armstrong

/s/ Bernadette S. Aulestia	Director
Bernadette S. Aulestia

/s/ Jay M. Grossman	Director
Jay M. Grossman

/s/ Ellen Johnson	Director
Ellen Johnson

/s/ C. Thomas McMillen	Director
C. Thomas McMillen

/s/ Lisbeth McNabb	Director
Lisbeth McNabb

/s/ John R. Muse	Director
John R. Muse

/s/ Tony Wells	Director
Tony Wells